EXHIBIT 10.8

DIGITAL REALTY TRUST, INC.

2730 SAND HILL ROAD, SUITE 280

MENLO PARK, CALIFORNIA 94025

July 30, 2004

Scott E. Peterson

c/o Digital Realty Trust, Inc.

2730 Sand Hill Road, Suite 280

Menlo Park, California 94025

Re:	EMPLOYMENT TERMS

Dear Scott:

Digital Realty Trust, Inc. (the “REIT”) and Digital Realty, L.P. (the “Operating Partnership” and together with the REIT, the “Company”) are pleased to offer you the position of Senior Vice President, Acquisitions of the REIT and the Operating Partnership on the following terms, effective as of the effective date of the Registration Statement on Form S-11 with respect to the initial public offering of shares of the REIT’s common stock (the “IPO”) or such earlier date as may otherwise be mutually agreed to by you and the Company (the “Effective Date”):

1. POSITION, DUTIES AND RESPONSIBILITIES. As of the Effective Date, the Company will employ you, and you agree to be employed by the Company, as Senior Vice President, Acquisitions of the REIT and the Operating Partnership. In the capacity of Senior Vice President, Acquisitions, you will have such duties and responsibilities as are normally associated with such position and will devote your full business time and attention serving the Company in such position. Your duties may be changed from time to time by the Company, consistent with your position. You will report to the Chief Executive Officer of the REIT or the Operating Partnership, as applicable, and will work full-time at our principal offices located in Menlo Park, California (or such other location in the San Francisco greater metropolitan area as the Company may utilize as its principal offices), except for travel to other locations as may be necessary to fulfill your responsibilities. At the Company’s request, you will serve the Company and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing. In the event that you serve in any one or more of such additional capacities, your compensation will not be increased beyond that specified in this letter. In addition, in the event your service in one or more of such additional capacities is terminated, your compensation, as specified in this letter, will not be diminished or reduced in any manner as a result of such termination for so long as you otherwise remain employed under the terms of this letter.

2. BASE COMPENSATION. During your employment with the Company, the Company will pay you a base salary of $250,000 per year, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices and prorated for any partial month of employment. Your base salary may be subject to increase pursuant to the Company’s policies as in effect from time to time.

3. ANNUAL BONUS. In addition to the base salary set forth above, during your employment with the Company, you will be eligible to participate in the Company’s incentive bonus plan applicable to similarly situated employees of the Company. The amount of your annual bonus will be based on the attainment of performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time, provided that, subject to the terms of such bonus plan, your target and maximum annual bonus shall initially be 50% and 75%, respectively, of your base salary actually paid for such year.

4. PROFITS INTEREST AWARD. Subject to adoption by the Board of Directors of the REIT (the “Board”) and approval by the REIT’s stockholders of the Company’s incentive award plan (the “Incentive Plan”), as of the effective date of the Registration Statement on Form S-11 with respect to the IPO (the “Pricing Date”), the Operating Partnership agrees to issue to you, and you agree to accept from the Operating Partnership as part of your compensation for services rendered to or for the benefit of the Operating Partnership in your capacity as a partner, that number of Profits Interest Units (as defined the Amended and Restated Agreement of Limited Partnership of Digital Realty, L.P.) which is equal to six and one-half percent (6.5%) of the Management Units Pool (as defined below) (the “Profits Interest Units”). The Profits Interest Units shall be vested in full as of the Pricing Date. Consistent with the foregoing, the terms and conditions of the Profits Interest Units (including, without limitation, transfer restrictions with respect thereto) shall be set forth in a profits interest agreement to be entered into by the Company and you which shall evidence the grant of the Profits Interest Units (the “Profits Interest Agreement”). For purposes of this letter, “Management Units Pool” shall mean that number of units equal to three percent (3%) of the total number of shares of the REIT’s common stock expected to be outstanding (on a fully diluted basis) upon the closing of the IPO, as set forth in the preliminary prospectus printed and distributed to potential investors in connection with the marketing of the IPO (or, if a subsequent preliminary prospectus is thereafter printed and recirculated to potential investors, then as set forth in such subsequent preliminary prospectus) (the “Preliminary Prospectus”).

5. STOCK OPTION AWARD. Subject to adoption by the Board and approval by the REIT’s stockholders of the Incentive Plan, as of the Pricing Date, the REIT agrees to grant to you in your capacity as an employee of the REIT or any “subsidiary corporation” thereof (within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”)), and you agree to accept, a stock option to purchase that number of shares of the REIT’s common stock which is equal to ten percent (10%) of the Management Options Pool (as defined below) (the “Stock Option”). The Stock Option shall be granted to you as an “incentive stock option” (within the meaning of Section 422 of the Code) under the Incentive Plan at an exercise price per share equal to the initial public offering price of a share of the REIT’s common stock. Subject to your continued employment with the Company, the Stock Option shall vest and become exercisable with respect to twenty-five percent (25%) of the shares subject thereto on each of the first four anniversaries of the date of grant, provided that the Stock Option shall become fully vested and exercisable in the event of a Change in Control (as defined in the Incentive Plan). Consistent with the foregoing, the terms and conditions of the Stock Option shall be set forth in a stock option agreement to be entered into by the Company and you which shall evidence the grant of the Stock Option (the “Stock Option Agreement”). For purposes of this letter, “Management Options Pool” shall mean that number of shares which is equal to one and one-half percent (1.5%) of the total number of shares of the REIT’s common stock expected to be outstanding (on a fully diluted basis) upon the closing of the IPO, as set forth in the Preliminary Prospectus.

6. BENEFITS AND VACATION. During your employment with the Company, you will be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time which are applicable to other similarly situated employees of the Company, subject to the terms and conditions thereof. During such employment, you will also be eligible for standard benefits, such as medical insurance, sick leave, vacations and holidays to the extent applicable generally to other similarly situated employees of the Company, subject to the terms and conditions of the applicable Company plans or policies.

7. COMPENSATION GROSS-UP. The amount of compensation payable to you pursuant to Sections 2, 3, 4 and 5 above will be “grossed up” as necessary (on an after-tax basis) to compensate for any duplicate social security withholding taxes due as a result of your shared employment by the Operating Partnership, the REIT and, if applicable, any subsidiary and/or affiliate thereof.

8. AT-WILL EMPLOYMENT. Your employment with the Company is “at-will,” and either you or the Company may terminate your employment for any reason whatsoever (or for no reason) by giving 30 days prior written notice of such termination to the other party. This at-will employment relationship cannot be changed except in a writing signed by you and an authorized representative of the Company.

9. TERMINATION OF EMPLOYMENT. In the event of a termination of your employment hereunder by the Company without Cause (as defined below), then, in addition to any other accrued amounts payable to you through the date of termination of your employment, the Company will pay you a lump-sum severance payment in an amount equal to 50% of the sum of (x) your annual base salary as in effect on the date of termination plus (y) your target annual bonus for the fiscal year in which the date of termination occurs; provided, however, that in the event that such termination occurs on or within one year after a Change in Control or within the six month period immediately preceding a Change in Control in connection with such Change in Control, then, in lieu of the foregoing, (1) the amount of such severance payment will be equal to 100% of the sum of (x) your annual base salary as in effect on the date of termination plus (y) the greater of (i) your target annual bonus for the fiscal year in which the date of termination occurs or (ii) the annual bonus paid or payable to you by the Company for the fiscal year immediately preceding the fiscal year in which the date of termination occurs, and (2) all outstanding Company stock options and other equity-based awards held by you shall become fully vested and exercisable on the later to occur of such termination of employment or the date of the Change in

Control. Your right to receive the payments and benefits set forth in this Section 9 is conditioned on and subject to your execution and non-revocation of a general release of claims against the Digital Group, in a form reasonably acceptable to the Company. In no event shall you or your estate or beneficiaries be entitled to any payments or benefits set forth in this Section 9 upon any termination of your employment by reason of your total and permanent disability or your death.

For purposes of this letter, “Cause” will be determined in the reasonable discretion of the Company, and will include, without limitation, the following: (i) willful and gross misconduct by you which materially injures the general reputation of any member of the Digital Group or interferes with contracts or operations of any member of the Digital Group; (ii) your conviction of, or entry of a guilty or no contest plea to, a felony or any crime involving moral turpitude; (iii) fraud, misrepresentation, or breach of trust by you in the course of your employment which adversely affects any member of the Digital Group; (iv) your willful and gross misconduct in the performance of your duties hereunder that results in economic or other injury to the Company or its subsidiaries or affiliates; (v) a material breach of your covenants set forth in Section 10 below; or (vi) a material breach by you of any of your obligations under this letter.

10. CONFIDENTIALITY AND NON-SOLICITATION.

(a) As a condition of your employment with the Company, you agree that during the term of such employment and thereafter, you will not directly or indirectly disclose or appropriate to your own use, or the use of any third party, any trade secret or confidential information concerning the REIT, the Operating Partnership, or their respective subsidiaries or affiliates (collectively, the “Digital Group”) or their businesses, whether or not developed by you, except as it is required in connection with your services rendered for the Company. You further agree that, upon termination of your employment, you will not receive or remove from the files or offices of the Digital Group any originals or copies of documents or other materials maintained in the ordinary course of business of the Digital Group, and that you will return any such documents or materials otherwise in your possession. You further agree that, upon termination of your employment, you will maintain in strict confidence the projects in which any member of the Digital Group is involved or contemplating.

(b) You further agree that during the term of such employment and for six months after your employment is terminated, you will not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with any member of the Digital Group to terminate their employment, agency, or other relationship with the Digital Group or such member or to render services for or transfer their business from the Digital Group or such member and you will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(c) In recognition of the facts that irreparable injury will result to the Company in the event of a breach by you of your obligations under Sections 10(a) and (b) above, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, you acknowledge, consent and agree that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by you.

11. COMPANY RULES AND REGULATIONS. As an employee of the Company, you agree to abide by Company rules and regulations as set forth in the Company’s Employee Handbook or as otherwise promulgated.

12. PAYMENT OF FINANCIAL OBLIGATIONS. In the event that your employment is shared among the Company and/or its subsidiaries and affiliates, the payment or provision to you by the Company of any remuneration, benefits or other financial obligations pursuant to this letter may be allocated to the Company and, as applicable, its subsidiaries and/or affiliates in accordance with an employee sharing or expense allocation agreement entered into by such parties.

13. WITHHOLDING. The Company may withhold from any amounts payable under this letter such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

14. ARBITRATION. Except as set forth in Section 10(c) above, any disagreement, dispute, controversy or claim arising out of or relating to this letter or the interpretation of this letter or any arrangements relating to this letter or contemplated in this letter or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in San Francisco, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. Judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall pay his or its own attorneys’ fees and expenses associated with such arbitration to the extent permitted by applicable law; provided, however, that if you prevail in such arbitration, the Company shall reimburse you for the fees and expenses actually incurred by you in connection with such arbitration (including, without limitation, your reasonable attorneys’ fees).

15. ENTIRE AGREEMENT. As of the Effective Date, this letter, together with the Profits Interest Agreement and the Stock Option Agreement, constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by any member of the Digital Group or any entity, or representative thereof, whose business or assets any member of the Digital Group succeeded to in connection with the initial public offering of the REIT’s common stock or the transactions related thereto. You agree that any such agreement, offer or promise is hereby terminated and will be of no further force or effect, and that upon his execution of this letter, you will have no right or interest in or with respect to any such agreement, offer or promise. In the event that the Effective Date does not occur, this letter (including, without limitation, the immediately preceding sentence) shall have no force or effect.

16. ACKNOWLEDGEMENT. You hereby acknowledge (a) that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this letter, and have been advised to do so by the Company, and (b) that you have read and understand this letter, are fully aware of its legal effect, and have entered into it freely based on your own judgment.

[SIGNATURE PAGE FOLLOWS]

Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this letter in the space provided below for your signature and returning it to Bill Stein. Please retain one fully executed original for your files.

Sincerely,

Digital Realty Trust, Inc., a Maryland corporation

		By:	/s/ MICHAEL F. FOUST
		Name:	Michael F. Foust
		Title:	Executive Chairman

Digital Realty, L.P., a Maryland limited partnership

By: Digital Realty Trust, Inc.
Its: General Partner

		By:	/s/ MICHAEL F. FOUST
		Name:	Michael F. Foust
		Title:	Executive Chairman

Accepted and Agreed, this 30th day of July, 2004.

By:	/s/ SCOTT E. PETERSON
Scott E. Peterson

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